GeoGlobal Resources Inc.

Supplement to Prospectus dated January 25, 2006

This supplement is filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to correct the stockholdings of the named persons indicated in the list of Selling Securityholders appearing on pages 20 and 21 of the Prospectus dated January 25, 2006 of GeoGlobal Resources Inc.

Name of Selling Securityholder	Shares Beneficially Owned Prior to this Offering	Shares Beneficially Owned Offered for Selling Securityholder Account (1)	Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering
Dean Jones	12,000	12,000	0	*
RBS as Dep for FS Global Resources Fund (2) * Less than 1%.	72,000	72,000	0	*

(1)
The securities were purchased from us in a transaction that was completed on September 12, 2005. The securities were sold in units, each unit consisting of one share and one-half of a warrant to purchase one share.
The number of shares includes the shares issuable on exercise of the warrants.

(2)	David Whitten and Greg Cooper are the natural persons who exercise voting and investment control over the shares.

The date of this Supplement is April 20, 2006.